Exhibit 99.1

Gold Horse International, Inc. Announces Results for Three Quarter Fiscal 2012

HOHHOT, China, May 15, 2012 /PRNewswire-Asia/ -- Gold Horse International, Inc., (OTC Bulletin Board: GHII) (“Gold Horse” or the “Company”), a multifaceted business group that controls and through the Jin Ma Companies operates a construction company, real estate development business and a hotel/banquet facility in Inner Mongolia, China, today announced its financial results for the nine months ended March 31, 2012.

The Third Quarter Fiscal Year 2012 Highlights

•	Net revenue increased 4.0% period-over-period to $37.6 million

•	Gross margin was 15.8% compared to 16.3% in the prior comparable period

•	Gross profit increased 0.4% period-over-period to $5.94 million

•	Income from operations was $4.6 million compared to income from operations of $4.2 million in the prior comparable period

•	Net income decreased 8.8% period-over-period to $3.4 million from $3.7 million

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Adjusted net income excluding non-cash gains was $3.3 million, or $1.52 per fully diluted common share as compared to adjusted net income of $3.3 million, or $1.63 per fully diluted common share, in the prior comparable period

“Strategically, we sold all remaining inventory of apartment units available for sale in the fourth quarter of fiscal 2011 and have no apartment units available for sale now. Consequently, we minimize the effects of the slower real estate markets on Gold Horse. In the foreseeable future, we will keep focused on construction segment to derive revenue and net income. Additional, we have several land use rights on hand and will begin developing them whenever the real estate markets boom again. We are confident that the construction and the real estate development in Hohhot, Inner Mongolia and its surrounding areas, a third-tier city, will remain strong in the future.” said Mr. Liankuan Yang, chairman and CEO of Gold Horse

Results for Nine Months ended March 31, 2012

For the nine months ended March 31, 2012, net revenue was $37.6 million, up 4.0% from $36.2 million for the comparable period in fiscal 2011.

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Construction revenue was $33.8 million or 95.1% of net revenue, up from $33.0 million, or 91.1% of net revenue for the comparable period in fiscal 2011. The fluctuation in the construction segment revenue for the nine months ended March 31, 2012 as compared to the nine months ended March 31, 2011 was attributable to the timing of construction work performed. As of March 31, 2012, Jin Ma Construction had five construction projects in process compared to three projects as of March 31, 2011. At any given time Jin Ma Construction will have a concentration of significant customers depending upon the number and scope of construction projects. These significant customers may not be the same from period to period depending upon the percentage of completion of the specific projects.

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Revenue from the hotel segment was $1.7 million, decreased 28.1% from $2.3 million in the same period last year primarily due to maintenance of a city road out of the front gate of Jin Ma Hotel in July and August 2011. As a result of fewer customers served, banquet and catering business decreased. The maintenance has been completed in August 2011 and the access to Jin Ma Hotel has been restored in September 2011. Meanwhile, the competition in the hotel, banquet and catering business continued to be keen in the second and third quarter of 2012, with more hotels commencing operations in the city of Hohhot.

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Revenue from the real estate segment decreased 79% for the nine months ended March 31, 2012 from the nine months ended March 31, 2011. The decrease was due to a lack of inventory of apartment units available for sale. During the fourth quarter of fiscal 2011, the real estate segment strategically sold its remaining inventory of apartment units available for sale, in particular, the bulk sale of units at Shuian Renjia Project. Meanwhile, the real estate segment has not yet completed any units so far during fiscal 2012. Management expects that the earliest time when the real estate segment sells new real estate units will be around August 2013 upon the completion of the Building Number 6 of the Procuratorate Housing Estates.

Gross profit for the nine months ended March 31, 2012 was $5.94 million with $5.92 million gross profit in the comparable 2011 period. Gross margin was 15.8%, down from 16.3% in the prior period.

Operating expenses for the nine months ended March 31, 2012 were $1.3 million, or 3.5% of net revenue.

Income from operations for the nine months ended March 31, 2012 was $4.6 million, up from $4.2 million from the comparable period in fiscal 2011. Operating margin for the nine months ended March 31, 2012 was 12.3% as compared to 11.6% in the comparable period in fiscal 2011.

The Company recorded net income of $3.4 million for the nine months ended March 31, 2012 as compared to net income of $3.7 million in the comparable period in fiscal 2011. Adjusted net income excluding non-cash gains was $3.3 million or $1.52 per fully diluted common share as compared to adjusted net income of $3.3 million or $1.63 per fully diluted common share for the 2011 period.

Financial Condition

As of March 31, 2012, Gold Horse had $0.38 million in cash and cash equivalents, short-term debt of $8.6 million and long-term debt of $4.6 million. Shareholders’ equity was $55.0 million, up from $50.4 million as of June 30, 2011. Cash used in operating activities for the nine months ended March 31, 2012 was $0.44 million.

Business Outlook

At March 31, 2012, the construction segment is in various stages of development of five construction projects with totaling approximately $28 million in estimated revenues to be earned over remaining three quarters in calendar year 2012. The real estate segment has acquired several land use rights and began developing one residential project. The project is a joint effort between the construction segment and the real estate segment with the construction business serving as the general contractor for the construction of the project.

Out of the five projects, two projects were completed at March 31, 2012 and will be subject to final acceptance examination. The remaining three projects in progress began in October 2011:

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The Fuhengyuan residential No. 11 – No. 19 project consists of nine residential buildings with a total construction area of 97,368 square and is expected to be completed in December 2012 and was 17.2% complete at March 31, 2012.

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The Xinyuan residential project consists of twelve residential buildings with a total construction area of 91,669 square meters and is expected to be completed in August 2012 and was 39.5% complete at March 31, 2012

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The Haitianshengdi project consists of ten residential buildings with a total construction area of 51,600 square meters and is expected to be completed in June 2012 and was 56.1% complete at March 31, 2012.

In real estate segment:

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In September 2011, construction of buildings No. 6 of the Procuratorate Housing Estates began which consists of a construction area of 38,000 square meters and is expected to be completed in August 2013, with estimated revenues of $27.8 million. Jin Ma Real Estate will sell units to individual homebuyers.

Reconciliation of Net Income to Adjusted Net Income

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (GAAP) and to supplement the Company’s consolidated financial statements presented on a GAAP basis in Table 1, the Company’s earnings release contains the non-GAAP financial measures “adjusted net income.”

Adjusted net income is not a measure of performance defined in accordance with GAAP. However, management believes that adjusted net income is useful to investors in evaluating the Company’s performance because adjusted net income reflects the elimination of gains from derivative liabilities.

Management believes that the disclosure of adjusted net income offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net income, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company.

Adjusted net income should not be considered as an alternative to net income as an indicator of the Company’s performance or as an alternative to net cash provided by operating activities as a measure of liquidity. The primary material limitations associated with the use of adjusted net income as compared to GAAP net income is:

•	it may not be compared to similarly titled measures used by other companies in the Company’s industry, and

•	it excludes financial information that some may consider important in evaluating the Company’s performance.

The Company compensates for these limitations by providing a reconciliation of adjusted net income to GAAP net income to enable investors to perform their own analysis of the Company’s operating results.

Reconciliation of Adjusted

Net Income to GAAP Net Income

	Nine Months Ended March 31,
($ in thousands, except per share data)	2012	2011

Net income	$3,358	$3,682
Gain on change in fair value of derivative liabilities	(42)	(462)

Adjusted net income	$3,316	$3,320

Net income per common share - diluted	$1.54	$1.86
Adjusted net income per common share - diluted	$1.52	$1.63
Weighted average common shares outstanding - diluted	2,180,327	1,977,794

About Gold Horse International, Inc.

Gold Horse International, Inc., through its wholly owned subsidiaries, Gold Horse International, Inc. (Nevada) and Global Rise International Ltd., controls and operates its variable interest entities Inner Mongolia Jin Ma Construction Co., Ltd., Inner Mongolia Jin Ma Hotel Co., Ltd., and Inner Mongolia Jin Ma Real Estate Development Co., Ltd., all based in Hohhot, the regional capital of Inner Mongolia Autonomous Region in China. Jin Ma Construction has been providing construction and general contractor services in Hohhot to both private developers and to the local and regional governments since 1980. Jin Ma Hotel owns, operates and manages the Jin Ma Hotel, a full-service, two-star hotel and restaurant/banquet facility located in Hohhot. Jin Ma Real Estate develops residential and commercial properties in Hohhot. For more information on the Company, visit http://www.goldhorseinternational.com. Information on the Company’s Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its variable interest entities Jin Ma Construction, Jin Ma Hotel and Jin Ma Real Estate. These forward looking statements are often identified by the use of forward-looking terminology such as “believes”, “expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties such as cost overruns, lack of materials, projected earnings not realized and other risks of construction that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (http://www.sec.gov ). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Gold Horse International, Inc.

Mr. Xiaodong Li, CFO

Phone: +86-13691011016

Email: cfo@goldhorseinternational.com

Table 1.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(AMOUNTS EXPRESSED IN US DOLLAR)
(UNAUDITED)
	As of
	March 31,	June 30,
	2012	2011

ASSETS

Cash and cash equivalents	$376,686	$242,238
Restricted cash	20,997	20,458
Accounts receivable, net	16,362,420	7,938,821
Notes receivable on sales type lease - current portion	1,318,691	572,039
Inventories	102,969	73,201
Prepaid expenses	36,057	28,427
Other receivables, net	151,397	114,403
Cost and estimated earnings in excess of billings	66,915	130,928
Deferred tax assets	186,528	225,519

Total Current Assets	18,622,660	9,346,034

Property and equipment, net	8,080,798	8,542,010
Construction in progress	26,150,006	25,148,978
Notes receivable on sales type lease - net of current portion	15,282,978	15,844,259

Total Assets	$68,136,442	$58,881,281

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Loans payable - current portion	$648,888	$549,196
Accounts payable	6,092,264	2,703,281
Due to related parties	629,222	13,518
Accrued liabilities	473,612	403,130
Taxes payable	689,778	114,775
Derivative liability	42,340	84,713

Total Current Liabilities	8,576,104	3,868,613

Loans payable - net of current portion	4,589,697	4,610,149

Total Liabilities	13,165,801	8,478,762

Commitments (Note 17)	—	—

Stockholders’ Equity:
Preferred stock ($0.0001 par value; 20,000,000 shares authorized;
none issued and outstanding)	—	—
Common stock ($0.0001 par value; 300,000,000 shares authorized;
2,195,033 and 2,158,244 shares issued and outstanding
at March 31, 2012 and June 30, 2011, respectively)	220	216
Additional paid-in capital	7,488,664	7,464,917
Non-controlling interest in variable interest entities	7,642,344	7,642,344
Retained earnings	30,651,780	27,343,397
Statutory reserve	3,116,020	3,066,583
Accumulated other comprehensive income	6,071,613	4,885,062

Total Stockholders’ Equity	54,970,641	50,402,519

Total Liabilities and Stockholders’ Equity	$68,136,442	$58,881,281

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(AMOUNTS EXPRESSED IN US DOLLAR)
(UNAUDITED)
	For the Nine Months Ended
	March 31,
	2012	2011

NET REVENUES
Construction	$35,777,658	$32,986,009
Hotel	1,658,044	2,304,502
Real estate	192,429	907,030

Total Revenues	37,628,131	36,197,541

COST OF REVENUES
Construction	30,654,157	28,289,607
Hotel	834,191	1,323,695
Real estate	202,291	670,548

Total Cost of Revenues	31,690,639	30,283,850

GROSS PROFIT	5,937,492	5,913,691

OPERATING EXPENSES:
Other hotel operating expenses	41,438	47,116
Bad debt recovery	(175,510)	(196,903)
Salaries and employee benefits	521,294	711,807
Depreciation	654,500	592,661
Selling, general and administrative	272,511	565,283

Total Operating Expenses	1,314,233	1,719,964

INCOME FROM OPERATIONS	4,623,259	4,193,727

OTHER (EXPENSES) INCOME:
Other income	—	6,804
Gain on change in fair value of derivative liabilities	42,373	461,929
Interest income	562,298	705,322
Interest expense	(669,351)	(377,728)

Total Other (Expenses) Income	(64,680)	796,327

INCOME BEFORE PROVISION FOR INCOME TAX	4,558,579	4,990,054

PROVISION FOR INCOME TAXES	1,200,759	1,308,526

NET INCOME	$3,357,820	$3,681,528

COMPREHENSIVE INCOME:
Net income	$3,357,820	$3,681,528

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	1,186,551	1,407,022

COMPREHENSIVE INCOME	$4,544,371	$5,088,550

NET INCOME PER COMMON SHARE:
Basic	$1.54	$1.88
Diluted	$1.54	$1.86

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	2,179,623	1,957,237
Diluted	2,180,327	1,977,994